EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

SECOND QUARTER 2024 RESULTS

HOUSTON – July 24, 2024 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the second quarter ended June 30, 2024.

Highlights for the quarter ended June 30, 2024:

●Contract revenues of $192.2 million
●GAAP net loss of $6.6 million or $0.20 per diluted share
●Adjusted net loss of $5.2 million or $0.16 per diluted share
●Adjusted EBITDA of $5.5 million
●Backlog and contracts awarded subsequent to quarter end totaled $876.3 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“In the second quarter, we generated revenue of $192.2 million and Adjusted EBITDA of $5.5 million. As previously indicated, we anticipated a slower ramp up with two large projects. While we had some logistical setbacks late in the quarter, our Grand Bahama Shipyard Dry Dock project is now back on track, and our teams on the Pearl Harbor project are working double time to get back on schedule. In construction, work delays beyond our control are not uncommon and can sometimes cause our results to vary from quarter to quarter. While the total value of the contracts remains unchanged, revenue recognition will shift. While these delays are not expected to have any impact on the critical completion of these large projects, they will affect our full year 2024 financial results. For this reason, we are lowering our annual guidance to a revenue range of $850 million to $900 million and an Adjusted EBITDA range of $40 million to $45 million. We are still on target to deliver a very strong second half on a comparable basis. We also continue to add attractive projects to our backlog, and our pipeline of opportunities has increased to more than $14 billion. This puts us in a great position for an outstanding 2025,” said Travis Boone, Chief Executive Officer of Orion Group Holdings, Inc.

“Our market continues to expand – activity is scaling up. Our business development efforts translated into some significant second-quarter wins in both the Marine and Concrete segments, including our first large Orion Concrete award in Florida since expanding our concrete business there. In addition to the awards previously announced, in July we won a total of $118 million in work across both segments, bringing our total backlog and awarded work to $876 million.

“As we enter the second half of the year, I am optimistic about our future. Together with our teams, we have made great strides in strengthening the foundation and infrastructure of our company. By instilling disciplined bidding and project performance processes, and investing in business development, training and IT systems, we are far stronger today. Most importantly, our teams are aligned on the same mission: delivering predictable excellence through outstanding execution,” concluded Boone.

Second Quarter 2024 Results

Contract revenues of $192.2 million increased 5.3% from $182.5 million in the second quarter last year, primarily due to an increase in Marine segment revenue related to the Pearl Harbor drydock project, partially offset by lower Concrete segment revenue due to our deliberate efforts to adhere to disciplined bidding standards to win quality work at attractive margins.

Gross profit increased to $18.3 million or 9.5% of revenue, up from $13.8 million or 7.6% of revenue in the second quarter of 2023. The increase in gross profit dollars and margin was primarily driven by improved pricing of projects in both segments stemming from higher quality projects and improved execution, partially offset by lower margin and mix of dredging revenue.

Selling, general and administrative (“SG&A”) expenses were $21.1 million, up from $18.1 million in the second quarter of 2023. As a percentage of total contract revenues, SG&A expenses increased to 11.0% from 9.9%. The increase in SG&A dollars and percentage reflected an increase in compensation expense, business development spending and legal expenses.

Net loss for the second quarter was $6.6 million or $0.20 per diluted share compared to net loss of $0.3 million or $0.01 per diluted share in the second quarter of 2023.

Second quarter 2024 net loss included $1.4 million ($0.04 diluted income per share) of non-recurring items. Second quarter 2024 adjusted net loss was $5.2 million ($0.16 diluted loss per share).

EBITDA for the second quarter of 2024 was $3.3 million, representing a 1.7% EBITDA margin, as compared to EBITDA of $7.6 million, or a 4.2% EBITDA margin in the second quarter last year. Adjusted EBITDA increased to $5.5 million, or a 2.9% Adjusted EBITDA margin. This compares to Adjusted EBITDA of $3.7 million, or 2.0% Adjusted EBITDA margin in the prior-year period.

New Contract Awards

Subsequent to quarter end, the Company won several notable projects in its Concrete and Marine segments, which totaled $118 million. In the Marine segment, the Company was awarded a $28 million construction project at the Clearwater Beach Marina, a $28 million construction project for the Port of Galveston, and a $29 million dredging project for the US Army Corps of Engineers. In the Concrete segment, the Company won a $16.5 million concrete project in south Texas and two additional data center projects in North Texas, which brings the total number of data center projects to 24. The data center projects are with Clune Construction for $8 million and $5 million each.

Backlog

Total backlog at June 30, 2024 was $758.4 million, compared to $756.6 million at March 31, 2024 and $818.7 million at June 30, 2023. Backlog for the Marine segment was $567.1 million at June 30, 2024, compared to $569.9 million at March 31, 2024 and $614.9 million at June 30, 2023. Backlog for the Concrete segment was $191.3 million at June 30, 2024, compared to $186.7 million at March 31, 2024 and $203.8 million at June 30, 2023. In addition, the Company has been awarded $118 million in new project work thus far in July 2024.

Balance Sheet Update

As of June 30, 2024, current assets were $261.5 million, including unrestricted cash and cash equivalents of $4.8 million. Total debt outstanding as of June 30, 2024 was $60.3 million. At the end of the quarter, the Company had $21.0 million in outstanding borrowings under its revolving credit facility.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2024 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Thursday, July 25, 2024. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful evaluation of the Company’s financial performance. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP because they better inform our common stockholders as to the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity, anticipated revenues, and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2023 Annual Report on Form 10-K, filed on March 1, 2024 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Contract revenues	$192,167	$182,534	$352,839	$341,708
Costs of contract revenues	173,886	168,748	319,020	322,082
Gross profit	18,281	13,786	33,819	19,626
Selling, general and administrative expenses	21,135	18,119	40,134	35,136
Amortization of intangible assets	—	162	—	324
Gain on disposal of assets, net	(86)	(6,534)	(423)	(7,230)
Operating (loss) income	(2,768)	2,039	(5,892)	(8,604)
Other (expense) income:
Other income	120	250	192	543
Interest income	7	41	24	69
Interest expense	(3,345)	(2,627)	(6,719)	(4,260)
Other expense, net	(3,218)	(2,336)	(6,503)	(3,648)
Loss before income taxes	(5,986)	(297)	(12,395)	(12,252)
Income tax expense (benefit)	617	(42)	265	598
Net loss	$(6,603)	$(255)	$(12,660)	$(12,850)

Basic loss per share	$(0.20)	$(0.01)	$(0.39)	$(0.40)
Diluted loss per share	$(0.20)	$(0.01)	$(0.39)	$(0.40)
Shares used to compute loss per share:
Basic	33,111,987	32,290,392	32,832,868	32,235,842
Diluted	33,111,987	32,290,392	32,832,868	32,235,842

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended June 30,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$103,341	78.9%	$74,743	74.3%
Private sector	27,612	21.1%	25,800	25.7%
Marine segment total	$130,953	100.0%	$100,543	100.0%
Concrete segment
Public sector	$6,025	9.8%	$5,542	6.8%
Private sector	55,189	90.2%	76,449	93.2%
Concrete segment total	$61,214	100.0%	$81,991	100.0%
Total	$192,167		$182,534

Operating (loss) income
Marine segment	$(5,466)	(4.2)%	$3,492	3.5%
Concrete segment	2,698	4.4%	(1,453)	(1.8)%
Total	$(2,768)		$2,039

	Six months ended June 30,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$196,276	82.7%	$132,669	73.8%
Private sector	41,002	17.3%	47,172	26.2%
Marine segment total	$237,278	100.0%	$179,841	100.0%
Concrete segment
Public sector	$9,429	8.2%	$9,688	6.0%
Private sector	106,132	91.8%	152,179	94.0%
Concrete segment total	$115,561	100.0%	$161,867	100.0%
Total	$352,839		$341,708

Operating (loss) income
Marine segment	$(10,332)	(4.4)%	$(2,588)	(1.4)%
Concrete segment	4,440	3.8%	(6,016)	(3.7)%
Total	$(5,892)		$(8,604)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss	$(6,603)	$(255)	$(12,660)	$(12,850)
One-time charges and the tax effects:
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	(5,202)
ERP implementation	613	310	1,299	496
Severance	19	24	81	126
Tax rate applied to one-time charges (1)	(13)	584	(239)	550
Total one-time charges and the tax effects	619	(4,284)	1,141	(4,030)
Federal and state tax valuation allowances	825	13	2,410	2,070
Adjusted net loss	$(5,159)	$(4,526)	$(9,109)	$(14,810)
Adjusted EPS	$(0.16)	$(0.14)	$(0.28)	$(0.46)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss	$(6,603)	$(255)	$(12,660)	$(12,850)
Income tax expense (benefit)	617	(42)	265	598
Interest expense, net	3,338	2,586	6,695	4,191
Depreciation and amortization	5,970	5,343	11,990	10,789
EBITDA (1)	3,322	7,632	6,290	2,728
Share-based compensation	1,556	945	1,914	1,469
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	(5,202)
ERP implementation	613	310	1,299	496
Severance	19	24	81	126
Adjusted EBITDA(2)	$5,510	$3,709	$9,584	$(383)
Operating income margin	(1.3)%	1.1%	(1.7)%	(2.5)%
Impact of other income	—%	0.1%	0.1%	0.2%
Impact of depreciation and amortization	3.1%	2.9%	3.4%	3.2%
Impact of share-based compensation	0.8%	0.5%	0.5%	0.4%
Impact of net gain on Port Lavaca South Yard property sale	—%	(2.8)%	—%	(1.5)%
Impact of ERP implementation	0.3%	0.2%	0.4%	0.1%
Impact of severance	—%	—%	—%	—%
Adjusted EBITDA margin(2)	2.9%	2.0%	2.7%	(0.1)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating (loss) income	$(5,466)	$3,492	$2,698	$(1,453)
Other income	83	250	37	—
Depreciation and amortization	4,922	3,812	1,048	1,531
EBITDA (1)	(461)	7,554	3,783	78
Share-based compensation	1,494	923	62	22
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	—
ERP implementation	420	168	193	142
Severance	19	2	—	22
Adjusted EBITDA(2)	$1,472	$3,445	$4,038	$264
Operating income margin	(4.2)%	3.5%	4.4%	(1.8)%
Impact of other income	0.1%	0.2%	0.1%	—%
Impact of depreciation and amortization	3.8%	3.8%	1.7%	1.9%
Impact of share-based compensation	1.1%	0.9%	0.1%	—%
Impact of net gain on Port Lavaca South Yard property sale	—%	(5.2)%	—%	—%
Impact of ERP implementation	0.3%	0.2%	0.3%	0.2%
Impact of severance	—%	—%	—%	—%
Adjusted EBITDA margin (2)	1.1%	3.4%	6.6%	0.3%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating income (loss)	$(10,332)	$(2,588)	$4,440	$(6,016)
Other income	131	543	61	—
Depreciation and amortization	9,853	7,647	2,137	3,142
EBITDA (1)	(348)	5,602	6,638	(2,874)
Share-based compensation	1,820	1,442	94	27
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	—
ERP implementation	874	261	425	235
Severance	81	38	—	88
Adjusted EBITDA(2)	$2,427	$2,141	$7,157	$(2,524)
Operating income margin	(4.4)%	(1.4)%	3.8%	(3.7)%
Impact of other income	—%	0.3%	0.1%	—%
Impact of depreciation and amortization	4.2%	4.3%	1.8%	1.9%
Impact of share-based compensation	0.8%	0.8%	0.1%	—%
Impact of net gain on Tampa property sale	—%	(2.9)%	—%	—%
Impact of ERP implementation	0.4%	0.1%	0.4%	0.1%
Impact of severance	—%	—%	—%	0.1%
Adjusted EBITDA margin (2)	1.0%	1.2%	6.2%	(1.6)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss	$(6,603)	$(255)	$(12,660)	$(12,850)
Adjustments to remove non-cash and non-operating items	10,506	1,511	19,512	8,179
Cash flow from net income (loss) after adjusting for non-cash and non-operating items	3,903	1,256	6,852	(4,671)
Change in operating assets and liabilities (working capital)	(19,235)	(10,199)	(45,009)	(7,305)
Cash flows used in operating activities	$(15,332)	$(8,943)	$(38,157)	$(11,976)
Cash flows (used in) provided by investing activities	$(4,560)	$8,341	$(6,133)	$7,041
Cash flows provided by financing activities	$20,091	$8,182	$18,189	$11,576

Capital expenditures (included in investing activities above)	$(4,634)	$(2,415)	$(6,487)	$(4,291)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(12,660)	$(12,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,326	9,314
Amortization of ROU operating leases	4,912	2,464
Amortization of ROU finance leases	3,664	1,475
Amortization of deferred debt issuance costs	995	537
Deferred income taxes	(38)	5
Share-based compensation	1,914	1,469
Gain on disposal of assets, net	(423)	(7,230)
Allowance for credit losses	162	26
Change in operating assets and liabilities:
Accounts receivable	(28,135)	(10,068)
Income tax receivable	(70)	(196)
Inventory	(261)	(309)
Prepaid expenses and other	723	2,794
Contract assets	10,910	8,954
Accounts payable	7,291	(12,495)
Accrued liabilities	(14,160)	3,188
Operating lease liabilities	(4,492)	(2,495)
Income tax payable	166	176
Contract liabilities	(16,981)	3,146
Net cash used in operating activities	(38,157)	(11,976)
Cash flows from investing activities:
Proceeds from sale of property and equipment	354	11,332
Purchase of property and equipment	(6,487)	(4,291)
Net cash (used in) provided by investing activities	(6,133)	7,041
Cash flows from financing activities:
Borrowings on credit	29,216	57,822
Payments made on borrowings on credit	(6,809)	(54,960)
Loan costs from Credit Facility	(343)	(5,978)
Payments of finance lease liabilities	(4,209)	(1,618)
Payments related to tax withholding for share-based compensation	(34)	(189)
Exercise of stock options	368	—
Net cash provided by financing activities	18,189	11,576
Net change in cash, cash equivalents and restricted cash	(26,101)	6,641
Cash, cash equivalents and restricted cash at beginning of period	30,938	3,784
Cash, cash equivalents and restricted cash at end of period	$4,837	$10,425

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2024	2023
	(Unaudited)

Current assets:
Cash and cash equivalents	$4,837	$30,938
Accounts receivable:
Trade, net of allowance for credit losses of $523 and $361, as of June 30, 2024 and December 31, 2023, respectively	135,167	101,229
Retainage	36,428	42,044
Income taxes receivable	696	626
Other current	3,515	3,864
Inventory	2,007	2,699
Contract assets	70,612	81,522
Prepaid expenses and other	8,207	8,894
Total current assets	261,469	271,816
Property and equipment, net of depreciation	85,975	87,834
Operating lease right-of-use assets, net of amortization	33,685	25,696
Financing lease right-of-use assets, net of amortization	24,029	23,602
Inventory, non-current	7,314	6,361
Intangible assets, net of amortization	—	—
Deferred income tax asset	25	26
Other non-current	1,522	1,558
Total assets	$414,019	$416,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$14,320	$13,453
Accounts payable:
Trade	87,452	80,294
Retainage	2,579	2,527
Accrued liabilities	25,569	37,074
Income taxes payable	736	570
Contract liabilities	47,098	64,079
Current portion of operating lease liabilities	9,133	9,254
Current portion of financing lease liabilities	10,363	8,665
Total current liabilities	197,250	215,916
Long-term debt, net of debt issuance costs	45,932	23,740
Operating lease liabilities	24,948	16,632
Financing lease liabilities	11,315	13,746
Other long-term liabilities	23,486	25,320
Deferred income tax liability	25	64
Total liabilities	302,956	295,418
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 34,082,186 and 33,260,011 issued; 33,370,955 and 32,548,780 outstanding at June 30, 2024 and December 31, 2023, respectively	341	333
Treasury stock, 711,231 shares, at cost, as of June 30, 2024 and December 31, 2023, respectively	(6,540)	(6,540)
Additional paid-in capital	191,969	189,729
Retained loss	(74,707)	(62,047)
Total stockholders’ equity	111,063	121,475
Total liabilities and stockholders’ equity	$414,019	$416,893

Orion Group Holdings, Inc. and Subsidiaries

Guidance - Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2024
Net (loss) income	$(4,727)	$233
Income tax expense	380	420
Interest expense, net	13,391	13,391
Depreciation and amortization	24,097	24,097
EBITDA (1)	33,141	38,141
Share-based compensation	4,484	4,484
ERP implementation	2,294	2,294
Severance	81	81
Adjusted EBITDA(2)	$40,000	$45,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, and severance.